Exhibit 10.15

DISTRIBUTION AGREEMENT dated as of July 26, 2007, between SIRIUS SATELLITE RADIO INC., a Delaware corporation (“Sirius”), and INFO-HOLD, INC., a Delaware corporation (“Company”).

WHEREAS, Sirius operates a satellite radio service which provides audio entertainment programming in the continental United States (the “Sirius Service”); and

WHEREAS, Company desires to acquire Commercial Programming Packages (as defined below) from Sirius and resell Commercial Programming Packages to Commercial Accounts (as defined below), subject to the terms and conditions of this Agreement (as defined below);

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. Capitalized terms used herein and not otherwise defined herein have the meaning assigned to such terms below:

“Agreement” means this Distribution Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Activation” has the meaning set forth in Section 5.02(a).

“Activation Fee” has the meaning specified in Section 3.01.

“Annual Fee” has the meaning specified in Section 3.03(a).

“Annual Subscription” has the meaning specified in Section 2.02(b).

“Approved Manufacturers” means such manufacturers as Sirius may authorize from time to time in writing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to close.

“Cancellation Fee” has the meaning specified in Section 3.03(b).

“Chipset” means a Sirius-approved set of integrated circuits capable of receiving, decoding, decompressing and outputting one channel at a time of the Sirius Service.

“Commercial Account” means a commercial establishment, which will utilize the Sirius Service as background or foreground music.

“Commercial Programming Packages” means, collectively, Restricted Commercial Programming Packages and Standard Commercial Programming Packages.

“Company” has the meaning specified in the introductory paragraph hereto.

“Defaulting Party” has the meaning specified in Section 7.03.

“Disclosing Party” has the meaning specified in Section 8.01.

“Equipment” means Sirius Receivers, antennas and related products for use with the Sirius Service, all as Sirius designates from time to time in writing.

“ESN” means a unique electronic serial number of a Sirius Receiver.

“Information” has the meaning specified in Section 8.01.

“Losses” has the meaning specified in Section 10.01(a).

“Monthly Fee” has the meaning specified in Section 3.02.

“Monthly Subscription” has the meaning specified in Section 2.02(b).

“Monthly Report” has the meaning specified in Section 3.08(a).

“Policies” has the meaning specified in Section 5.06.

“Pre-Termination Account” has the meaning specified in Section 7.04(b).

“Receiving Party” has the meaning specified in Section 8.01.

“Restricted Commercial Programming Package” means only those music channels on the Sirius Service programmed and produced by Sirius, excluding channels that are likely to contain objectionable contents or lyrics, as determined by Sirius, in its sole discretion.

“Sirius” has the meaning specified in the introductory paragraph hereto.

“Sirius Marks” has the meaning specified in Section 8.02.

“Sirius Receiver” means a portable or stereo component reception device, with a single or, multiple Chipsets.

“Sirius Service” has the meaning specified in the first recital paragraph hereto.

“Standard Commercial Programming Package” means only those music channels on the Sirius Service programmed and produced by Sirius.

“Subscription” means a subscription to the Sirius Service entitling a single Chipset to receive a Commercial Programming Package.

“Term” has the meaning specified in Section 6.01.

“Termination Date” has the meaning specified in Section 7.04(a).

SECTION 1.02. Other Definitional Matters. Definitions in this Agreement apply equally to the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation” when such phrase does not otherwise appear. The terms “herein,” “hereof and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or subdivision. All article, section, paragraph, clause, exhibit or schedule references not attributed to a particular document shall be references to such parts of this Agreement.

ARTICLE II

APPOINTMENT; NON-EXCLUSIVITY

SECTION 2.01. Appointment. Subject to the terms and conditions hereof, Sirius hereby designates Company as an authorized reseller of the Sirius Service and licenses Company to: (a) resell Subscriptions and (b) distribute Equipment, in each case only to Commercial Accounts located in the continental United States. Company hereby accepts such appointment and shall use commercially reasonable efforts to resell Subscriptions and distribute Equipment in accordance with the terms and conditions hereof.

SECTION 2.02. Sale of Subscriptions. (a) Company shall resell Subscriptions only to Commercial Accounts. Company may sell both Standard Commercial Programming Packages and Restricted Commercial Programming Packages.

(b) Company shall sell to Commercial Accounts only monthly Subscriptions (each, a “Monthly Subscription”) and annual Subscriptions either 12 or 24 months in length (each, an “Annual Subscription”).

(c) Company acknowledges and agrees that each Subscription is to be offered solely for the purpose of enabling the Commercial Account to publicly perform one channel of the Sirius Service at a time. Company shall require each Commercial Account to maintain a separate Subscription for each unit of a multi-unit facility, such as hotels, hospital and apartment buildings. Company shall not distribute or install any Equipment that enables multiple Sirius Receivers or multiple Subscriptions to be combined into a multi-channel service offering, whether to Commercial Accounts directly or by Commercial Accounts to their customers, guests or invitees.

SECTION 2.03. Non-Exclusive Relationship. Sirius may sell Subscriptions to Commercial Accounts and other parties, either directly, indirectly, or in conjunction with any reseller or other third party, and may authorize parties other than Company to sell Subscriptions to Commercial Accounts, upon such terms as Sirius may determine in its sole discretion. Such terms may differ materially from those provided to Company in this Agreement. Company acknowledges that Sirius and such other parties may compete with Company in the sale of Subscriptions to Commercial Accounts.

ARTICLE III

FEES, SALE PRICE; ROYALTIES; REPORTS

SECTION 3.01. Activation Fees. Company shall pay Sirius a one-time activation fee (the “Activation Fee”) of $15 for each Subscription Company purchases from Sirius. Sirius shall have the right to change the amount of the Activation Fee at any time upon 30 days prior written notice to Company.

SECTION 3.02. Fees for Monthly Subscriptions. Company shall pay Sirius a monthly fee (the “Monthly Fee”) of $12.95 for the first Monthly Subscription on each Commercial Account at a single physical location and $6.99 for each subsequent Monthly Subscription on such Commercial Account at the same physical location. Sirius shall have the right to change the Monthly Fee at any time, upon 30 days prior written notice to Company. For any Monthly Subscription activated on a day other than the first day of a month or terminated other than on the last day of a month, Sirius will pro-rate the Monthly Fee for the initial or final month, as applicable.

SECTION 3.03. Fees for Annual Subscriptions. (a) Company shall pay Sirius an annual fee (the “Annual Fee”) of: (i) $142.45 for the first 12-month Annual Subscription on each Commercial Account at a single physical location and $83.88 for each subsequent Monthly Subscription on such Commercial Account at the same physical location and: (ii) $271.95 for the first 24-month Annual Subscription on each Commercial Account at a single physical location and $167.76 for each subsequent Monthly Subscription on such Commercial Account at the same physical location. Sirius shall have the right to change the Annual Fees at any time, upon 30 days prior written notice to Company.

(b) Company shall pay Sirius a one-time cancellation fee (the “Cancellation Fee”) of $75 for each Annual Subscription that Company cancels before the expected term thereof has expired. Upon receiving payment of the Cancellation Fee, Sirius shall credit Company a pro-rata portion of the cancelled Annual Subscription, corresponding to the amount of time remaining in the expected term of the Annual Subscription.

SECTION 3.04. Payment Terms. (a) Sirius shall invoice Company monthly in arrears for: (i) the Activation Fee for each Subscription sold by Company during such month, (ii) Monthly Fees for all Monthly Subscriptions that have been active during such month; (iii) the full Annual Fee for each Annual Subscription sold by Company during such month and (iv) the full Cancellation Fee for each Annual Subscription cancelled by Company during such month.

(b) Company shall pay Sirius the amount of each invoice within ten days of the invoice date. Any amounts due to Sirius from Company that are not paid when due will accrue interest at the lesser of: (i) 1.5% per month or (ii) the highest amount permitted by applicable law. Sirius will invoice Company for such interest on the subsequent invoice.

SECTION 3.05. Sale Price. Company shall determine the price at which it sells Subscriptions to Commercial Accounts; provided that Company shall not sell any: (a) Monthly Subscription for a price (i) lower than $12.95 per month for the first Monthly Subscription on a Commercial Account at a single physical location and $9.95 for each subsequent Monthly Subscription on such Commercial Account at the same physical location or (ii) greater than $29.95 per month (or such greater amount as Sirius may designate from time to time upon 30 days prior written notice to Company); or (b)

Annual Subscription for a price (i) lower than $155.40 for the first 12-month Annual Subscription on a Commercial Account at a single physical location and $119.40 for each subsequent 12-month Annual Subscription on such Commercial Account at the same physical location or greater than $359.40 per 12-month period (or such greater amount as Sirius may designate from time to time upon 30 days prior written notice to Company) or (ii) lower than $310.80 for the first 24-month Annual Subscription on a Commercial Account at a single physical location and $238.80 for each subsequent 24-month Annual Subscription on such Commercial Account at the same physical location or greater than $718.80 per 24-month period (or such greater amount as Sirius may designate from time to time upon 30 days prior written notice to Company). In the event that Sirius raises the Monthly Fee or the Annual Fee pursuant to Sections 3.02 or 3.03(a), the maximum sale prices for Monthly Subscriptions and/or Annual Subscriptions set forth in this Section 3.05 shall be increased by the amount of such increase in Monthly Fee or Annual Fee, as applicable.

SECTION 3.06. Taxes. Company shall issue to Sirius a blanket resale certificate for the purchase of the Sirius Service. Company shall be solely responsible for collecting and remitting all applicable taxes resulting from its resale of the Sirius Service.

SECTION 3.07. Licenses. (a) Company shall: (i) maintain, at its own expense, all applicable blanket licenses covering the public performance of musical works by means of the Sirius Service by Company and all Commercial Accounts and (ii) timely pay all amounts due pursuant to such blanket licenses. Company shall provide Sirius with copies of such blanket licenses and proof of payment, as Sirius requests from time to time.

(b) Sirius shall: (i) maintain a blanket license covering the public performance of sound recordings by means of the Sirius Service and (ii) timely pay all amounts due pursuant to such blanket license.

SECTION 3.08. Reports. (a) Within five days after the last day of each calendar month, Company shall deliver to Sirius (in hard copy and in mutually agreeable electronic format) a report (the “Monthly Report”), certified by an officer of Company, identifying by ESN each Subscription that was activated, de-activated or ongoing during such month.

(b) Company shall segregate each Monthly Report by: (i) Monthly Subscriptions and (ii) Annual Subscriptions.

SECTION 3.09. Account Numbers. Company shall ensure that each physical location with a Commercial Account has a unique account number. In no event shall one account number be associated with multiple physical locations.

SECTION 3.10. Audit Rights. (a) During the Term and for a period of three years thereafter, Company shall provide Sirius, its accountants and other authorized representatives with reasonable access, during normal business hours, to Company’s records (and permit Sirius and its accountants and authorized representatives to make copies thereof) for the purpose of auditing any information or data in any certificate or report required to be delivered to Sirius pursuant to this Agreement. In the event that any such audit reveals that Company had underpaid Sirius with respect to any applicable period, Company shall pay Sirius the amount of such deficiency, plus interest thereon for the period from the date any applicable amount was do to the date payment is actually made computed at the prime rate of interest then offered by J.P. Morgan Chase & Co. plus two percent.

ARTICLE IV

EQUIPMENT AND INSTALLATION BUSINESS

SECTION 4.01. Equipment. Company shall be responsible for acquiring all Equipment to be sold, leased or otherwise provided to Company’s Commercial Accounts. Company shall only acquire Equipment produced by Approved Manufacturers, directly from the applicable Approved Manufacturer, or another vendor approved by Sirius in writing. Equipment purchases by Company for re-sale to Commercial Accounts shall not be eligible for any end-user promotional or incentive campaign provided by Sirius or a third party to an Approved Manufacturer, a retailer, a distributor or another party, unless specifically approved by Sirius in writing. Company shall not acquire or distribute any Sirius Receiver designed for mobile electronics use (as opposed to home or portable use).

SECTION 4.02. Installation. Company shall be responsible for installation of all Equipment it sells to Commercial Accounts.

SECTION 4.03. Disclaimer. Subject to this Article IV, Company shall conduct its sale, lease, installation, warranty, maintenance, and repair business transactions and activities relating to Equipment for its own account. Sirius disclaims any control of or responsibility for such Equipment business.

ARTICLE V

TERMS OF SERVICE

SECTION 5.01. Terms of Service. (a) Sirius shall determine the content of the Sirius Service, Commercial Programming Packages and the Commercial Service Terms & Conditions in its sole discretion.

(b) Company shall not alter the delivery or content of the Sirius Service or any Commercial Programming Package in any way, including use of store-casting or other in-store messaging.

(c) Company shall enter into a written subscription agreement with each Commercial Account, in a form approved by Sirius in writing.

SECTION 5.02. Activations. (a) Company shall activate all Subscription (each, an “Activation”) in accordance with the procedures set forth on Exhibit A, as changed by Sirius from time to time, in its sole discretion.

(b) Together with each Activation, Company shall provide Sirius with: (i) the name, address, phone number and contact name of the applicable Commercial Account, (ii) whether the Activation is for a Standard Commercial Programming Package or a Restricted Commercial Programming Package, (iii) the type of business of such Commercial Account, (iv) the nature of use of the Subscription, (v) the ESN of the Sirius Receiver provided to that Commercial Account and (vi) any other information reasonably requested by Sirius.

(c) Notwithstanding the provisions of Sections 5.03 and 5.04, Sirius reserves the right to use the information provided pursuant to Section 5.02(b) to contact any Commercial Account; provided that Sirius will not contact Commercial Accounts for the purpose of converting such accounts to direct subscribers to Sirius.

SECTION 5.03. Customer Service. Company shall provide all customer service to Commercial Accounts.

SECTION 5.04. Communications. Company shall promptly inform each Commercial Account regarding any changes to the Sirius Service of which Sirius notifies Company, including content, format and channel positioning. Company shall obtain Sirius’ prior written approval with respect to those portions of Company communications which relate to Subscriptions and/or the Sirius Service.

SECTION 5.05. Advertising. Company shall obtain Sirius’ prior written approval of any advertising materials used by Company that refer to Sirius or the Sirius Service, and are not supplied by Sirius. No approval shall limit Company’s obligation to comply with applicable law or be deemed an endorsement of any advertising content except as it relates to Sirius or the Sirius Service.

SECTION 5.06. Standard Policies. Company shall comply with such standard policies and procedures as Sirius may establish for its resellers, as the same may be amended from time to time (collectively, the “Policies”). The Policies shall be an integral part of this Agreement but shall not impair Company’s rights granted herein.

ARTICLE VI

TERM

SECTION 6.01. Term. The term of this Agreement shall commence on the date first written above and continue for three years.

ARTICLE VII

TERMINATION

SECTION 7.01. Termination for Convenience. Either party may terminate this Agreement, for any reason or for no reason, upon not less than 45 days prior written notice to the other party delivered in accordance with Section 11.01 stating such party’s intention to terminate this Agreement.

SECTION 7.02. Special Termination Event. Sirius may terminate this Agreement immediately upon notice to Company in the event that any change in law or regulation prevents or significantly impedes the operation of the Sirius Service, or materially and adversely affects Sirius’ ability to conduct its business as previously conducted, in each case as reasonably determined by Sirius.

SECTION 7.03. Termination for Breach. Either Sirius or Company may terminate this Agreement in the event that the other party (the “Defaulting Party”) breaches or fails to perform any covenant or obligation contained in this Agreement, or any representation or warranty made by the Defaulting Party under this Agreement ceases to be true and correct in all material respects and such breach, failure or cessation continues uncured for a period of 15 days after the Defaulting Party receives notice thereof from the non-Defaulting Party or, if the same cannot be cured within such 15 day period, the Defaulting Party fails within such period to commence action reasonably likely to cure such breach, failure or cessation or thereafter fails to diligently pursue such action or in any event does not in fact cure such breach, failure or cessation within 30 days of receiving notice thereof.

SECTION 7.04. Effect of Termination. (a) From and after the effective date of the expiration or earlier termination of this Agreement (the “Termination Date”), Company shall immediately: (i) cease sales of Subscriptions, (ii) cease holding itself out as affiliated with Sirius or the Sirius Service in any way and (iii) discontinue use of the Sirius Marks and all Sirius-related sales and marketing materials and other tangible information and materials.

(b) Notwithstanding the provisions of Section 7.05(a), unless Sirius terminates this Agreement pursuant to Section 7.03, Company shall have the right to purchase from Sirius, and resell to Commercial Accounts, Subscriptions for which Company submitted an Activation to Sirius prior to the Termination Date (each, a “Pre-Termination Account”). So long as Company continues to service such Pre-Termination Accounts at the levels provided during the Term, but in no event less than a level of service appropriate for a nationally distributed, high quality consumer service, the provisions of Articles II, III, V and VII shall survive the expiration or earlier termination of this Agreement, with respect to Pre-Termination Accounts only. In the event Company at any time ceases to service Pre-Termination Accounts at such level, Sirius shall have the right, but not the obligation, upon reasonable notice to Company, to take over ownership and servicing of such Pre-Termination Accounts.

ARTICLE VIII

CONFIDENTIALITY; USE OF TRADEMARKS

SECTION 8.01. Confidential Information. All information (“Information”) furnished or disclosed by Sirius or Company (“Disclosing Party”) to the other party (“Receiving Party”) is Disclosing Party’s property and shall be returned (along with all copies and other reproductions thereof) to Disclosing Party promptly upon request. Unless such Information: (a) was previously known to Receiving Party free of any obligation to keep it confidential, (b) has been or is subsequently made public by Disclosing Party or a third party under no obligation of confidentiality, or (c) is independently developed by Receiving Party without reference to Information, then Receiving Party shall, for a period ending three years after the end of the Term, use the same degree of care, but no less than a reasonable standard of care, as Receiving Party uses with regard to its own proprietary information to prevent disclosure, use or publication thereof. Receiving Party shall use Information furnished hereunder solely for performance of obligations under this Agreement.

SECTION 8.02. Sirius Marks. Sirius shall provide Company with guidelines, which Sirius may amend from time to time in its sole discretion, for the use of Sirius’ name, logo and trademarks (collectively, the “Sirius Marks”). Company shall use the Sirius Marks only in accordance with such guidelines and only in connection with its performance relating hereto. Company shall obtain Sirius’ prior written approval of all uses of the Sirius Marks. Except as expressly provided herein, nothing in this Agreement or any course of dealing in connection herewith shall grant or imply to Company any license or other right to use the Sirius Marks or any name, logo or trademark that is confusingly similar to any of the Sirius Marks.

SECTION 8.03. Survival. The terms of this Article VIII shall survive the expiration or earlier termination of this Agreement.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

SECTION 9.01. Representations and Warranties of the Parties. Each party hereby represents and warrants to the other party that: (a) it has the power and authority to execute, deliver and perform its obligations under this Agreement, (b) its execution, delivery and performance of this Agreement does not and will not result in any breach or contravention of, any contractual obligation to which it is a party or any order, injunction, writ or decree of any governmental authority to which it or its property is subject and (c) that this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 9.02. Company’s Representations and Warranties. Company hereby represents and warrants to Sirius that it will: (a) at all times hold itself in a commercially reputable and ethical manner and comply with all applicable laws and (b) not engage in any deceptive sales practice or other practice that may negatively impact Sirius’ commercial reputation and goodwill.

SECTION 9.03. Disclaimer of Representations and Warranties. SIRIUS DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO EQUIPMENT, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SIRIUS DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES THAT TRANSMISSIONS OF THE SIRIUS SERVICE WILL BE UNINTERRUPTED OR ERROR-FREE. SIRIUS’ SOLE LIABILITY AND COMPANY’S SOLE REMEDY IN THE EVENT OF ANY FAILURE IN THE OPERATION OF THE SIRIUS SERVICE SHALL BE FOR SIRIUS TO USE COMMERCIALLY REASONABLE EFFORTS TO REMEDY SUCH FAILURE. SIRIUS DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES THAT RESTRICTED COMMERCIAL PROGRAMMING PACKAGE WILL NOT CONTAIN OBJECTIONABLE CONTENT OR LYRICS.

ARTICLE X

INDEMNITY; LIMITATION ON LIABILITY; INSURANCE

SECTION 10.01. Indemnity, (a) Subject to the limitations set forth in Section 10.02, Sirius shall defend, indemnify and hold harmless Company, its affiliates and their respective employees, officers, and directors from and against any and all third party claims and resulting damages, costs, and other liabilities and expenses (including reasonable attorneys fees and expenses) (collectively, “Losses”) arising out of Sirius’: (i) breach or alleged breach of any of its obligations, covenants, representations and warranties under this Agreement or (ii) negligence or other wrongful conduct; provided that Sirius shall not be required to defend, indemnify or hold harmless Company with respect to (x) the content of any programming (including without limitation claims relating to trademark, copyright, music, music performance and other proprietary interests) on the Sirius Service or (y) the construction, use or operation of Sirius’ satellites or the Sirius Service.

(b) Company shall defend, indemnify and hold harmless Sirius, its affiliates and their respective employees, officers, and directors from and against any and all Losses arising out of Company’s (i) breach or alleged breach of any of its obligations, covenants, representations and warranties under this Agreement or (ii) negligence or other wrongful conduct.

(c) The terms of this Section 10.01 shall survive the expiration or earlier termination of this Agreement.

SECTION 10.02. Limitation of Liability. (a) EXCEPT AS PROVIDED IN SECTION 10.01(b), NEITHER SIRIUS NOR COMPANY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY OR ANY THIRD PARTY, WHETHER FORESEEABLE OR NOT AND WHETHER BASED ON NEGLIGENCE OR OTHERWISE.

(b) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL SIRIUS’ LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID TO SIRIUS BY COMPANY PURSUANT TO THIS AGREEMENT WITH RESPECT TO THE PREVIOUS TWELVE-MONTH PERIOD.

(c) The terms of this Section 10.02 shall survive the expiration or earlier termination of this Agreement.

SECTION 10.03. Insurance. Company shall maintain in force, at all times during the Term, insurance policies issued by reputable carriers, covering such insurable risks and with such limits as are reasonably specified by Sirius from time to time. Company shall name Sirius as an additional insured and loss payee on each insurance policy. Company shall ensure that each insurance policy contains an endorsement deleting the condition thereof entitled “Other Insurance” as to any insurance in force for or in the name of Sirius. Company shall ensure that each insurance policy includes a provision requiring the issuer to give Sirius prompt notice of any revision or modification to any insurance policy affecting Sirius’ rights or any cancellation of any such insurance policy.

ARTICLE XII

MISCELLANEOUS

SECTION 11.01. Notices. Except as otherwise set forth herein, all notices and other communications hereunder shall be in writing, shall be deemed given when delivered personally or when telecopied (with confirmation of the transmission received by the sender), one Business Day after being delivered to a nationally recognized overnight courier (with next day delivery specified) or three Business Days after sending by certified or registered U.S. mail, return receipt requested, with first class postage prepaid, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice). Notices sent by e-mail or any other electronic means not expressly permitted hereunder shall not be effective for any purposes of this Agreement.

if to Sirius, to:	if to Company, to:
Sirius Satellite Radio Inc.	Info-Hold, Inc.
1221 Avenue of the Americas, 36th Floor	4120 Airport Road
New York, New York 10020	Cincinnati, OH 45226
Facsimile No.: (212) 584-5353	Facsimile No.: 513-248-5702
Attention: General Counsel	Attention: Kevin L. McCullough,
Vice President

with a copy to:
Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th Floor
New York, New York 10020
Facsimile No.: (646) 343-2411
Attention: Sales Operations

SECTION 11.02. Independent Contractors. Company is an independent contractor authorized during the Term to sell Subscriptions to Commercial Accounts. Company is not a partner, franchisee, or employee of Sirius for any purpose whatsoever. Company shall pay all of its costs and expenses under this Agreement and shall be solely responsible for the acts and expenses of its own agents, consultants, representatives and employees.

SECTION 11.03. No Third Party Beneficiaries. None of the provisions of this Agreement shall create any third party beneficiary rights in any Commercial Account or other third party not a party to this Agreement. The provisions of this Agreement are solely for the benefit of Sirius and Company, and neither Sirius nor Company intends to benefit any third party or give any third party any right or benefit under or any right to enforce any provisions of this Agreement.

SECTION 11.04. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of principles of conflicts of laws that may require the application of the laws of another jurisdiction. Any action or litigation concerning this Agreement shall take place exclusively in the federal or state courts sitting in New York, New York, and the parties expressly consent to the jurisdiction of and venue in such courts and waive all defenses of lack of jurisdiction and inconvenient forum with respect to such courts. Company hereby agrees to service of process by mail or other method acceptable under the laws of the State of New York.

SECTION 11.05. Force Majeure. Neither Sirius nor Company shall be liable for any loss, damage, cost, delay, or failure to perform in whole or in part resulting from causes beyond such party’s reasonable control, including fires, strikes, insurrections, riots or requirements of any governmental authority.

SECTION 11.06. No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder and no course of dealing between or among the parties hereto shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party to any other or further action in any circumstances without notice or demand.

SECTION 11.07. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

SECTION 11.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

SECTION 11.09. Amendment. Except as otherwise provided herein, neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified except by an instrument in writing signed by the party against which the enforcement of such amendment, supplement, waiver or modification shall be sought.

SECTION 11.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Company without the prior written consent of Sirius, and any purported assignment without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

SECTION 11.11. Counterparts; Delivery. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of a counterpart by facsimile shall be as effective as physical delivery of an originally executed copy hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SIRIUS SATELLITE RADIO INC.		INFO-HOLD, INC.

By:	/s/ Robert F. Law	By:	/s/ Joey C. Hazenfield
	Robert F. Law		Joey C. Hazenfield
	Senior Vice President and General Manager,		President/CEO
Consumer Electronics Division

EXHIBIT A

Activating a New Commercial Account

The Commercial Account will email salessupport@sirius-radio.com the following activation request once reception on Channel 184 is verified and the unit is installed in the place of business.

Company Contact

Company Name

Address

Phone Number

Email Address

Personal Identification

Industry

ESN

Subscription Type

Once account has been created sales support will confirm activation with a reply email to Commercial Account.